Exhibit 10.1

Execution Version

CatchMark Timber Operating Partnership, L.P.

5 Concourse Parkway, Suite 2325

Atlanta, GA 30328

May 14, 2018

Creek Pine Holdings, LLC

c/o CatchMark Timber Operating Partnership, L.P.

5 Concourse Parkway, Suite 2325

Atlanta, GA 30328

Re:   Equity Commitment Letter

Ladies and Gentlemen:

Reference is made herein to that certain Crown Pine Purchase Agreement (as amended, restated or otherwise modified from time to time pursuant to the terms thereof, the “Purchase Agreement”), entered into concurrently herewith by and among Creek Pine Holdings, LLC, a Delaware limited liability company (“Buyer”), Crown Pine Parent, L.P., a Delaware limited partnership (“CP Parent”), Crown Pine REIT, Inc., a Delaware corporation (“CP REIT”) and GPT1, LLC, a Delaware limited liability company (“GPT1”), and together with CP Parent and CP REIT, collectively the “Sellers” and each a “Seller”), Crown Pine Timber 1, L.P., a Delaware limited partnership (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Buyer will acquire from the Sellers and the Sellers will sell to the Buyer all of the issued and outstanding Partnership Interests. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement. This letter agreement (this “Letter”) is being delivered by the Person set forth on the signature page hereto (“Investor”), in connection with the execution of the Purchase Agreement. Buyer and Investor are collectively referred to herein as the “Parties” and each is individually referred to herein as a “Party.”

1.    Commitment. Subject to the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 2 below), Investor agrees that at the Closing, Investor will, or will cause one or more of its assignees permitted by the terms hereof to, directly or indirectly, contribute to Buyer an aggregate amount in immediately available cash funds equal to $227,500,000 (such amount, as subject to adjustment below its “Commitment”) in exchange for common equity interests. The Commitment shall be reduced by fifty percent of the amount of financing under one or more additional equity commitment letters entered into after the date hereof providing for the issuance of additional preferred equity interests on terms and conditions not less favorable to the Buyer than the External Equity Commitment Letters, provided that in no event shall the amount of the Commitment be less than $200,000,000. The Commitment, together with the proceeds of the External Financing (and the proceeds of any

Alternate Financing contemplated by Section 7.4 of the Purchase Agreement) shall be used by Buyer for the purpose of funding the payments required to be made by the Buyer on the Closing Date pursuant to Section 2.1, Section 9.3(a) and Section 9.3(b) of the Purchase Agreement (collectively, the “Closing Payments”). To the extent that Investor shall have previously funded or caused to be funded all or a portion of the Earnest Money Deposit in accordance with Section 1.3 of the Purchase Agreement, Investor’s Commitment shall be reduced by the amount of the Earnest Money Deposit so funded, and such funding of the Earnest Money Deposit shall in no event be deemed to constitute a waiver or satisfaction of the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 2 below); provided, that, for the avoidance of doubt, the obligation of Buyer to fund, and any amounts funded in respect of, the Earnest Money Deposit shall not be subject any terms, conditions or provisions of this Letter (including, without limitation, the conditions set forth in Section 2 below). Investor may effect the contribution to the Buyer of its Commitment directly or indirectly through one or more Affiliates or other designated co-investors; provided, however, that the ability of Investor to effect the contribution of its Commitment through such Affiliates or other co-investors will not in any way limit, relieve or otherwise affect any of Investor’s obligations hereunder (including the obligation to funder the entire Commitment to the Buyer hereunder); and provided, further, that Buyer shall not (and, in connection with any exercise of Sellers’ rights under the final sentence of Section 3 hereof, the Sellers shall not) be required to seek to enforce its rights against such Affiliates’ or other co-investors’ obligations prior to seeking to enforce its rights against Investor to require Investor to fund the entire commitment hereunder. Notwithstanding anything else to the contrary in this Letter, under no circumstances shall (i) Investor be obligated pursuant to this Letter to contribute to, purchase equity or debt securities of or otherwise provide funds to Buyer or any other Person, including TexMark Timber Treasury, L.P., a Delaware limited partnership, in any amount in excess of Investor’s Commitment, or (ii) the aggregate liability of Investor under this Letter exceed Investor’s Commitment.

2.    Conditions. The obligation of Investor to fund its Commitment under this Letter is subject solely to (i) the satisfaction in full of all of the conditions precedent to the obligations of Buyer set forth in Sections 8.1 and 8.2 of the Purchase Agreement (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the concurrent satisfaction of such conditions precedent at the Closing) or, to the extent not satisfied, such conditions precedent shall have been waived by Buyer, (ii) the prior or concurrent receipt by Buyer of the net cash proceeds of the Debt Financing (or the agent for the lenders in respect of the Debt Financing having confirmed that the Debt Financing will be funded subject only to the funding of the Equity Financing), (iii) the prior or concurrent receipt by Buyer of the proceeds of the External Equity Financing contemplated by the External Equity Commitment Letters solely to the extent such proceeds, as to the External Equity Financing contemplated by any specific External Equity Commitment Letter, when added to the proceeds of the Commitment hereunder, the External Equity Financing contemplated by each of the other External Equity Commitment Letters and the Debt Financing, are necessary to consummate the Closing in accordance with the Purchase Agreement (or each of the providers of the External Equity Financing pursuant to the External Equity Commitment Letters having confirmed that the financing contemplated by the External Equity Commitment Letter will be funded in not less than such amount subject only to the funding of the financing contemplated by this Letter, the External Equity Financing contemplated by each of the other External Equity Commitment

Letters and the Debt Financing), and (iv) the concurrent or substantially concurrent consummation of the Closing pursuant to the Purchase Agreement; provided, that, for the purposes of the condition set forth in clause (iii) above as to the External Equity Financing contemplated by a specific External Equity Commitment Letter, such condition shall be deemed satisfied for all purposes of this Letter to the extent that an injunction, specific performance or other equitable relief has been granted by a court of competent jurisdiction with respect to such investor in respect of such External Equity Commitment Letter and such obligation of Investor shall have been funded, or shall be funded substantially concurrently with the funding of the Commitment hereunder, in accordance with such equitable relief granted.

3.    Third Party Beneficiaries. This Letter shall inure to the benefit of and be binding upon Buyer and Investor. Except as provided in Section 5 (with respect to which each Non-Recourse Party (as defined below) shall be a third party beneficiary) and as set forth in the immediately following sentence, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the Parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Letter, and this Letter is not intended to, and does not, confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any benefits, rights or remedies hereunder or any rights to enforce the Commitment of Investor or any provision of this Letter. Notwithstanding anything to the contrary set forth herein, Investor acknowledges and agrees that (i) the Sellers are express and intended third party beneficiaries of this Letter and (ii) the Sellers are entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Letter and to enforce specifically the terms and provisions hereof, including the right to specifically enforce, (x) subject to the satisfaction of the conditions set forth in Section 2 of this Letter, the obligations of Investor to fund its entire Commitment hereunder) and (y) the obligations of each of Buyer and the Investor that is a signatory hereto to comply with the provisions of Section 6 and Section 10 of this Letter, and not for any other purpose whatsoever (including any claim for monetary damages hereunder).

4.    Termination. This Letter and all of the obligations of each Party hereunder will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing and the funding in full of the Commitment pursuant to the terms hereof, (b) the valid termination of the Purchase Agreement in accordance with its terms, and (c) the date that any Seller, any Company or any of their Affiliates asserts in any Legal Proceedings any claims (in law or equity) against Investor or any Non-Recourse Party (as defined below) of any claim, in each case other than a Retained Claim, relating to this Letter, the Purchase Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) that are expressly prohibited by Section 5 below. Upon the valid termination of this Letter in accordance with this Section 4, all obligations hereunder will terminate and no Party shall have any liability whatsoever hereunder to any Person.

5.    Non-Recourse Parties.

(a)    Notwithstanding anything expressed or implied in this Letter to the contrary, and notwithstanding the fact that Investor or its assignees are limited partnerships, limited liability companies or corporations, each Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its Affiliates from time to time that (i) no Persons other than the Investor and Buyer shall have any obligation hereunder or in connection with the transactions contemplated hereby and (ii) no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, in each case, shall be had against any (1) former, current or future equity holder (whether a limited or general partner, member, stockholder or otherwise), controlling person, director, officer, employee, agent, manager, representative or Affiliate of Investor (other than Buyer) or (2) former, current or future equity holder (whether a limited or general partner, member, stockholder or otherwise), controlling person, director, officer, employee, agent, manager, representative or Affiliate of any of the Persons listed in the preceding clause (1) (such persons, collectively but specifically excluding Investor and Buyer, the “Non-Recourse Parties”), whether by the enforcement of any assessment, by any legal or equitable proceedings or by virtue of any applicable Law, whether by or through attempted piercing of the corporate, limited liability company, limited company or limited partnership veil, by or through a claim by or on behalf of Buyer against Investor or any of the Non-Recourse Parties, by or through any Seller against Investor or any of the Non-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, in each case, other than a Retained Claim. For the purposes hereof, the term “Retained Claim” means (i) any proceeding, litigation or claim to specifically enforce the obligations of the Investor hereunder, and (ii) any proceeding, litigation or claim in connection with the Non-Disclosure Agreement.

(b)    It is expressly agreed and acknowledged that, except with respect to any Retained Claim, no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of Investor under this Letter or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation, in each case.

6.    Assignment.

(a)    Buyer may not assign this Letter or its rights, interests or obligations under this Letter, in whole or in part, without the prior written consent of Investor and the Sellers, and any attempted assignment in derogation of the foregoing shall be null and void and of no force and effect, provided that Buyer may assign its rights, interests or obligations under this Letter without further liability to one or more Affiliates of Buyer to whom Buyer has assigned its rights, interests or obligations under the Purchase Agreement pursuant to, and in accordance with, the last sentence of Section 14.3 of the Purchase Agreement; provided that no such assignment shall be effective unless and until the Closing shall occur and all amounts payable under Section 9.3(a) and 9.3(b) of the Purchase Agreement are paid in full.

(b)    No Investor may assign this Letter or its rights, interests or obligations hereunder, in whole or in part, without the prior written consent of Buyer and each Seller; provided, however, that without the consent of Buyer or the Sellers, Investor may (subject to the following proviso) assign its rights, interests and obligations under this Letter to one or more of Investor’s Affiliates; provided, further, that (i) no such assignment shall relieve Investor of its obligations to fund the entire Commitment hereunder and (ii) Buyer shall not (and, in connection with any exercise of Sellers’ rights under the final sentence of Section 3 hereof, the Sellers shall not) be required to seek to enforce its rights against any such assignee prior to seeking to enforce its rights against Investor to cause Investor to fund its entire Commitment hereunder. Any purported assignment or transfer in violation of the preceding sentence shall be null and void and of no force and effect.

7.    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches or threatened breaches of this Letter by Investor and to enforce specifically against Investor the terms and provisions of this Letter, but, with respect to Investor’s obligation to fund the Commitment, only in the event that the conditions set forth in Section 2 hereof have been satisfied or waived in writing by Investor, and shall not be required to provide any bond or other security in connection with any such injunction or other relief. The Parties agree that Buyer shall not be entitled to waive its rights to, or agree with any Person not to pursue, specific performance against Investor where the conditions to funding set forth in Section 2 hereof are satisfied. The remedies permitted under this Section 7 shall be addition to any other remedy to which Buyer is entitled at Law or in equity. In addition, the Sellers shall be entitled to specifically enforce the obligations of Investor hereunder directly against Investor as provided in the last sentence of Section 3.

8.    Representations and Warranties. Investor represents and warrants to Buyer that: (a) it is duly organized, validly existing and in good standing under the applicable Laws of the state or jurisdiction of its organization or formation; (b) it has the requisite capacity, power and authority to execute and deliver this Letter and to perform its obligations hereunder; (c) the execution and delivery of this Letter by it and the performance of its obligations hereunder have been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; (d) this Letter has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery of this Letter by the other Parties hereto, constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors rights generally and general principles of equity); (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with its execution, delivery or performance of this Letter; (f) the execution and delivery of this Letter by it and the performance by it of its obligations hereunder do not and will not (i) violate, conflict with or constitute a default under the Organizational Documents of Investor, (ii) violate or conflict with in any material respect any Laws applicable to Investor, or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which Investor is a party, except to the extent such violation, default does not prevent or materially delay or impair Investor’s ability to perform its obligations under this Letter, and (g) Investor has and will have until such time that its Commitment is terminated pursuant to the terms hereof (i) immediately available funds, or (ii) the legally enforceable (subject to the General Enforceability Exceptions) right to call and obtain funds from one or more third parties, as applicable, upon no more than ten (10) Business Days’ notice (without any conditions that would materially interfere with the Investor’s ability to obtain such funds), in an amount in excess of Investor’s Commitment under this Letter.

9.    Confidentiality. The existence of this Letter and the contents hereof shall be treated as strictly confidential by Buyer and Investor, and this Letter may not be disclosed, distributed, circulated, quoted or referred to in any document by Buyer or Investor or any of their respective Affiliates except with the prior written consent of the other Parties; provided, however, that the existence of this Letter and the contents hereof may be disclosed, without the prior consent of any Party (i) in the Purchase Agreement and the agreements regarding the External Financing, (ii) to the Sellers or the Debt Financing Sources, provided that each Seller or Debt Financing Source agrees to keep such information confidential to the extent provided in the Purchase Agreement, (iii) by Buyer, Investor or any Seller to its Representatives (as defined below) whom Buyer, Investor or such Seller reasonably determines need to know such information, provided that such Representatives are informed of the confidential nature of this Letter and agree to keep such information confidential on terms that are substantially identical to the terms contained in this Section 9, (v) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any filing with the Securities and Exchange Commission relating to the transactions contemplated by the Purchase Agreement, or (vi) in connection with the enforcement of any obligations or rights under this Letter. As used in this Letter, the term “Representative” shall mean, with respect to any Party, such Party’s Affiliates and such Party’s and its Affiliates’ respective partners, members, directors, officers, employees, potential financing sources and lenders, advisors (including without limitation, financial, legal and accounting advisors and consultants), agents, and representatives.

10.    Amendment; Entire Agreement. This Letter may not be amended, modified, restated or waived without the prior written consent of each of Buyer, Investor and the Sellers. This Letter contains the entire agreement between the Parties and supersedes all prior agreements, understandings and statements, written or oral, between or among any of the Parties with respect to the subject matter hereof and the transactions contemplated hereby, provided that the Investor may increase (but not decrease) the amount of the Commitment of the Investor hereunder without the prior written consent of Buyer or the Sellers.

11.    Severability. If any term or other provision of this Letter is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Buyer, Investor and the Sellers shall negotiate in good faith to modify this Letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.    Governing Law; Jurisdiction. This Letter, and all claims or causes of actions based upon, arising out of, or related to this Letter, including issues and questions concerning the construction, validity, interpretation and enforceability of this Letter, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any action with respect to this Letter and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County, or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York, or if jurisdiction is not then available in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York (but only in such event), then in any New York state court sitting in New York County, and, in each case, appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Letter or any of the transactions contemplated by this Letter in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper (unless such suit, action or proceeding is not brought in accordance with this Section 12) or (z) this Letter, or the subject matter hereof, may not be enforced in or by such courts.

13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.    Counterparts. This Letter may be executed in any number of counterparts and by the Parties in separate counterparts (including by facsimile or via email by .pdf delivery), with each such counterpart when executed being deemed to be an original instrument, and all such counterparts taken together constituting one and the same instrument.

[The remainder of this page is intentionally left blank.]

Sincerely,

INVESTOR:

CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P.

By: CATCHMARK TIMBER TRUST, INC.
its General Partner

By:	/s/ Brian M. Davis
Name: Brian M. Davis
Title: Senior Vice President and Chief Financial Officer

Agreed to and accepted:

BUYER:

CREEK PINE HOLDINGS, LLC

By: TIMBERLANDS II, LLC, as Sole Member

By: CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., as Manager

By: CATCHMARK TIMBER TRUST, INC., as General Partner

By:	/s/ Brian M. Davis
Name:	Brian M. Davis
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Equity Commitment Letter]